Exhibit 99.1

Huntington Bancshares Expands in Ohio with Closing of Acquisition of Camco Financial, Parent of Advantage Bank

Advantage customers can now enjoy Huntington’s innovative products and services

Investors: Todd Beekman (todd.beekman@huntington.com) 614.480.3878	Media: Maureen M. Brown (maureen.brown@huntington.com) 614.480.5512

COLUMBUS, Ohio – March 4, 2014 – Huntington Bancshares Incorporated (NASDAQ: HBAN) announced today that it has completed its merger of Camco Financial Corp., parent company of Advantage Bank, based in Cambridge, Ohio.

The simultaneous closing and conversion were completed successfully with the Advantage banking offices having opened March 3, 2014, as Huntington branches.

“We are extremely pleased to welcome the more than 55,000 customers of Advantage Bank to Huntington,” said Stephen D. Steinour, chairman, president and CEO of Huntington Bank. “With the addition of nine new branches, former Advantage customers and long-time Huntington customers will enjoy more convenience and accessibility from Cambridge to Cincinnati. We are grateful to our customers for their ongoing commitment to Huntington and we look forward to continue to invest in products and services that will make banking easier for them.”

Advantage customers are now able to sign up for Huntington’s Asterisk Free Checking™ an account that has no minimum balance requirement and comes with 24-Hour Grace ® overdraft protection, identity theft protection and platinum debit cards, among other features. Advantage small business owners can also begin working with Huntington’s business bankers, who have helped the bank become the third largest SBA lender in the country as of the most recent fiscal year.

Customers also will have access to Huntington’s entire 1500-ATM network throughout the Midwest, with no service charge, including more than 700 traditional and in-store branches.

For more information on Huntington products and services, customers can call 1-800-480-BANK (2265) or visit www.Huntington.com.

Shareholders accounting for approximately 88 percent of Camco shares outstanding elected to receive Huntington common stock in the transaction. Because the merger agreement provides that 80 percent of the outstanding Camco shares will be converted into Huntington common stock (1) shareholders who validly elected the stock consideration will receive a portion of the merger consideration in the form of Huntington stock, with the remainder in cash, (2) shareholders who validly elected the cash consideration will receive all cash in the merger, and (3) all shareholders who failed to make a valid election will receive cash in the merger.

Beginning Monday, March 10, Camco shareholders can call Computershare’s Corporate Actions at 855-396-2084 and reference “Huntington” for additional information.

About Huntington

Huntington Bancshares Incorporated is a $59 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, and its affiliates provide full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.